Exhibit 99.2

Update: IndyMac Bancorp (IMB) Deferral Impact on Alesco Financial Inc.

Philadelphia, Pennsylvania – May 15, 2008 – Alesco Financial Inc. (NYSE: AFN), a specialty finance real estate investment trust, updates its previous announcement concerning the expected impact to AFN of the deferral by IndyMac Bancorp (NYSE: IMB) of the interest payments due on IMB’s trust preferred securities held in AFN’s portfolio.

AFN has completed a review of its eight collateralized debt obligation, or “CDO,” transactions that include trust preferred securities issued by IMB. AFN holds a portion of the equity interests in these eight CDOs. IMB’s securities represent an aggregate of 2.43% of the total pool of collateral in those eight CDOs and approximately $2.1 million in aggregate interest payments per quarter to the eight CDOs, of which AFN’s proportionate share is approximately $1.5 million, or about $0.02 per diluted AFN common share per quarter.

IMB’s deferral will trigger the failure of over-collateralization tests in five of the eight CDOs for a period of time, of which one is expected to be a partial failure that should cure in the current period. Once the failure of an over-collateralization test is triggered in a CDO, AFN will no longer receive current distributions of cash with respect to its equity interests in the CDO until sufficient cash flow is paid to senior debt holders in the CDOs to cure the over-collateralization tests. IMB did not disclose how long it expects to defer its payments.

AFN currently expects that, even if IMB does not resume making payment, and assuming no additional deferrals, the four affected CDOs that are not expected to cure in the current period will recommence making equity distributions within four to seven quarters. For the year ended December 31, 2007, and the quarter ended March 31, 2008, the five CDOs that AFN expects will fail over-collateralization tests contributed $32.3 million, or 38%, and $8.8 million, or 44%, respectively, of AFN’s adjusted earnings for such periods. AFN’s adjusted earnings will continue to include this income even though AFN will not receive corresponding cash distributions until the over-collateralization tests have been cured.

Currently, AFN has available unrestricted cash of approximately $125 million, including cash generated by previously-disclosed gains on credit default swaps.

James McEntee, President and CEO of AFN, said, “The ultimate impact of IMB’s actions on AFN will be determined over time, based upon whether, and when, IMB commences payment on its obligations. The actions by IMB are indicative of the stress that the banking sector is under at the current time. As I have stated on recent investor calls, the stress in this sector is likely to continue to evidence itself in our portfolio for the foreseeable future. IMB’s announcement is a negative development; however, we continue to believe in the health of this sector over the mid- and long term, and we expect this portfolio to perform reasonably well. The key to AFN participating in any turnaround in the banking sector is patience. We have worked diligently over the past nine months to position AFN’s balance sheet in such a way as to avoid having to take precipitous action; our current liquidity is critical to being able to weather this storm. This will, however, take some time. We have the liquidity to be patient, and we have a management team focused on taking advantage of opportunities as they arise, as is evidenced most recently by the benefits garnered from the credit default swaps AFN put in place.”

AFN’s available unrestricted cash should be sufficient to allow AFN to maintain its first quarter 2008 dividend rate for the remainder of 2008, even after giving effect to the failure of the over-collateralization tests described above. The payment of future dividends is, however, subject to the review and approval of AFN’s board of directors, and there can be no assurance that AFN’s board will determine to maintain the first quarter dividend rate. As discussed on AFN’s earnings call last week, AFN is reviewing a number of strategies for the company, including whether to continue to maintain its REIT qualification. Any change in strategy could impact the level of future dividend payments. A special committee of AFN’s independent directors has been formed and has hired advisors to consider these alternatives. Management and the Board are fully committed to maximizing the realization of value for shareholders, and are actively engaged in the process of seeking to do so.

About Alesco Financial Inc.

Alesco Financial Inc. is a specialty finance REIT headquartered in Philadelphia, Pennsylvania and trades on the New York Stock Exchange under the symbol “AFN”. Alesco is externally managed by Cohen & Company Management, LLC, a subsidiary of Cohen and Company, a global alternative fixed-income asset manager. For more information, please visit www.alescofinancial.com.

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Investors:	Media:
John Longino	Joseph Kuo
Chief Financial Officer	Kekst and Company
215-701-8952	212-521-4863
info@alescofinancial.com